UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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NIKE, Inc.

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NIKE, Inc.

One Bowerman Drive

Beaverton, Oregon 97005-6453

To Our Shareholders:

On page 22 of our Proxy Statement dated August 15, 2003, we included a paragraph describing an agreement between the Company and Mr. Charles Denson, President of NIKE Brand, and a paragraph describing an agreement between the Company and Mindy Grossman, Vice President. Each of these two paragraphs contains errors.

The paragraph describing Mr. Denson’s agreement should have stated that, if Mr. Denson’s employment is terminated by the Company, the monthly payments to Mr. Denson during the one-year noncompetition period will be in an amount equal to the sum of Mr. Denson’s last salary plus 1/12th of his annual cash bonus (calculated at 100% of his targeted rate), not an amount equal to the sum of one-half of his last monthly salary. The paragraph should also have stated that, if Mr. Denson voluntarily resigns, the monthly payments to him during the one-year noncompetition period will be in an amount equal to the sum of one-half of his last monthly salary plus 1/24th of his annual cash bonus (calculated at 100% of his targeted rate), not an amount equal to one-half of his last monthly salary.

The paragraph describing Ms. Grossman’s employment agreement should have stated that, pursuant to her employment agreement as renewed for a three-year term beginning September 28, 2003, Ms. Grossman’s base salary will be $800,000 per annum, subject to annual increases based on performance. The paragraph should also have stated that, during the renewal term, Ms. Grossman is to be granted an option to purchase at least 50,000 shares, rather than 30,000 shares, of Class B Stock each year. Finally, Ms. Grossman has already received the restricted stock grant referenced in the paragraph and the option grant for the 2004 fiscal year: to align the timing of her grants with the timing of the grants made to the other executive officers of the Company, Ms. Grossman was granted her restricted stock award with a value of $750,000 based on the closing market price on July 17, 2003, rather than the market price on September 28, 2003, and her 50,000 share option on July 18, 2003, rather than September 28, 2003.

These corrections amend and supplement page 22 of the Proxy Statement. We apologize for any inconvenience that this may have caused.

August 15, 2003